Exhibit 99.1

12 June 2014

KENNEDY WILSON EUROPE REAL ESTATE PLC

Results of Extraordinary General Meeting to approve the acquisitions of the Central Park and Opera portfolios

Kennedy Wilson Europe Real Estate plc (the “Company”), a closed ended investment fund that invests primarily in real estate and real estate loans in Europe, announces that at the Extraordinary General Meeting of the Company, duly convened and held today at 10.00 a.m. at the Company’s registered office at 47 Esplanade, St Helier, Jersey JE1 0BD, Channel Islands, the resolutions to approve the Central Park Acquisition and the Opera Acquisition, as set out in the Notice of Extraordinary General Meeting dated 23 May 2014, were passed by way of a poll.

The Company is also pleased to announce that Central Park Bank Consent and Opera Bank Consent have been received and the Central Park Acquisition and the Opera Acquisition are now fully unconditional. Completion of the Central Park Acquisition and the Opera Acquisition is expected to take place later this month.

As required by the Listing Rules of the Financial Conduct Authority, neither Kennedy-Wilson Holdings, Inc. nor any of its associates, being related parties to the Company, voted on the resolutions being proposed at the Extraordinary General Meeting.

Details of the proxy votes received by the Company from Independent Shareholders (representing 84.0 per cent. of the shareholding of the Independent Shareholders eligible to vote on the resolutions), prior to the Extraordinary General Meeting are set out below:

Resolutions	For	Against	Discretionary	Total Shares Voted	For/ Discretionary as % of Total Shares Voted	Votes Withheld*
That the Central Park Acquisition, as described in the circular dated 23 May 2014 relating to the Company, be approved	72,751,145	0	0	72,751,145	100	0
That the Opera Acquisition, as described in the circular dated 23 May 2014 relating to the Company, be approved	72,751,145	0	0	72,751,145	100	0

*	A vote withheld is not a vote in law and is not counted in the calculation of the proportion of the votes ‘For’ and ‘Against’ a resolution. The percentage of votes cast excludes votes withheld.

As at 6.00 p.m. on 10 June 2014, being the latest time by which a person must have been entered on the register of members of the Company in order to have been entitled to attend and vote (in person or by proxy) at the Extraordinary General Meeting, the issued share capital of the Company was 100,109,007 ordinary shares of no par value with voting rights. The Company does not hold any shares in treasury. Therefore, the total number of Ordinary Shares carrying voting rights in the Company was 100,109,007.

Copies of the resolutions passed at Extraordinary General Meeting have been submitted to the National Storage Mechanism and will shortly be available for inspection at http://www.morningstar.co.uk/uk/nsm.

Terms not defined in this announcement shall have the meaning given to them in the circular relating to the Company dated 23 May 2014.

For further information, please contact:

FTI Consulting—financial public relations

Richard Sunderland/Dido Laurimore:                         +44 (0)203 727 1000

About Kennedy Wilson Europe Real Estate plc

Kennedy Wilson Europe Real Estate plc is an LSE listed closed ended investment fund that invests primarily in real estate and real estate loans in Europe, initially in the UK, Ireland and Spain, and other European countries on an opportunistic basis. The Company’s primary objectives are to generate and grow long-term cash flows to pay dividends and to enhance capital values by way of focused asset management and strategic acquisitions, with the intention of creating value for shareholders. The Company is externally managed by Kennedy Wilson, through a wholly-owned subsidiary acting as investment manager. For further information on Kennedy Wilson Europe Real Estate plc, please visit www.kennedywilsoneuropeplc.com.

About Kennedy Wilson

Founded in 1977, Kennedy Wilson is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 24 offices in the US, UK, Ireland, Spain and Japan. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com.